EXHIBIT 99.1

FOR:	PW Eagle, Inc.
1550 Valley River Drive
Eugene, OR 97440
(Nasdaq-NMS: "PWEI")

CONTACT:	Scott Long
Chief Financial Officer, PW Eagle, Inc.
541-343-0200

PW EAGLE UPDATES OUTLOOK FOR FOURTH QUARTER 2005

Eugene, Oregon -- November 10, 2005 --PW Eagle, Inc. (Nasdaq:PWEI) today updated its financial performance outlook for the fourth quarter of 2005. Demand for the Company's products has remained strong and margins in the fourth quarter have continued to trend very well. The Company historically has not provided earnings guidance, but due to the current unusual conditions, has chosen to expand its limited guidance for the fourth quarter of 2005. The Company currently believes that it will have earnings before interest, taxes, depreciation and amortization ("EBITDA") for the fourth quarter of at least $55 million. This would result in expected EBITDA for the entire year of at least $91 million, which includes approximately $22 million expected from the sale of USPoly's interest in W.L. Plastics. PW Eagle also currently believes that its earnings per share for the fourth quarter will be at least $2.10 per fully diluted share and for the full year of 2005 of at least $3.00 per fully diluted share. The fourth quarter results include expected earnings of approximately $1.15 per fully diluted share attributable to the gain from the sale of USPoly's interest in W.L. Plastics.

Jerry Dukes, Chief Executive Officer of PW Eagle, said, "The industry is in a very favorable phase of the economic cycle, high demand for pipe and tight supplies of both resin and pipe have permitted us to continue to expand our margins into the fourth quarter. While we cannot predict how long these conditions will continue, we expect this situation to exist at least through the end of the year."

PW Eagle did not provide any outlook on its financial performance for 2006. Generally, the Company and the plastic pipe industry as a whole perform well when housing starts, construction activity and GDP growth are strong.

PW Eagle, Inc. is a leading extruder of PVC pipe products and its wholly owned subsidiary, USPoly Company, LLC, is a leading manufacturer of PE pipe and fittings. Together they operate fourteen manufacturing facilities across the United States. PW Eagle's common stock is traded on the Nasdaq Market under the symbol "PWEI".

EBITDA is not intended to be an alternative to the financial results under generally acceptable accounting principles in the United States of America. The Company believes that EBITDA is a commonly used measure of financial performance by its lenders and the investment community and allows for a more complete analysis of the Company's results of operations.

Forward-Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL RESULTS MAY DIFFER

Statements that PW Eagle, Inc. may publish, including those in this announcement that are not strictly historical are "forward-looking" statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made in this press release, which relate to our expected demand for product, the expected supply and demand for pipe and resin, pipe prices and margins, and our results of operations for the fourth quarter of 2005, involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and stated in this announcement. There can be no assurance that the gain from the sale of USPoly's interest in W.L. Plastics will be realized at the expected level depending upon the finalization of the accounting and tax treatment of the transaction and the release of funds placed in escrow to satisfy any indemnification obligations. Actual results could differ if the economy, and particularly the segments of the economy that impact the Company's business, does not grow and perform at least as well as forecast. In addition, actual results could differ as a result of: (i) a slowdown in the United States economy; (ii) the failure of the Gross Domestic Product to improve during the remainder of 2005 and thereafter; (iii) an increase in interest rates; (iv) a decline in the construction of commercial and residential building; (v) a fluctuation in raw material prices; (vi) our ability to pass through any raw material price increases to our customers and (vii) a greater supply of PVC and PE pipe than market demand for such products caused by cyclical fluctuations in the supply and demand for pipe. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historical results. As such, you should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potential inaccurate assumptions. We undertake no obligation to update "forward-looking" statements.